EXHIBIT 10.1

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made as of October 10, 2006 between Senomyx, Inc., a Delaware corporation (the “Company”), and R. Kent Snyder (“Employee”).

Whereas, in order to provide an incentive for Employee to participate actively in the affairs and maximize the value of the Company, the Company is willing to provide Employee with certain benefits on the terms and conditions set forth below.

Now Therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and the Company (each, a “Party,” and collectively, the “Parties”) agree as follows:

1.             Accelerated Vesting of Options in the Event of a Change in Control.  If (i) a Change in Control (defined below) occurs and (ii) during the period beginning one (1) month prior to the effective date of such Change in Control and ending thirty-six (36) months after the effective date of such Change in Control, Employee’s employment with the Company is terminated either (A) by the Company without Cause (defined below) (not including death or Disability (as defined below)) or (B) by Employee for Good Reason (defined below) (not including death or Disability), then, without further action by Employee, the vesting applicable to all options to purchase shares of the Company’s capital stock (“Options”) and all shares of the Company’s capital stock which are subject to the Company’s right to repurchase such shares (“Restricted Stock”) held by Employee as of the effective date of such termination shall be accelerated in full such that Employee shall have the right to exercise in accordance with the terms thereof all or any portion of such Options (notwithstanding any vesting schedule set forth in such Options) and any such Company repurchase rights with respect to such Restricted Stock shall lapse in full.

2.             Severance Benefits in the Event of a Change in Control.  In addition to the benefits set forth in Section 1, if (i) a Change in Control occurs and (ii) during the period beginning one (1) month prior to the effective date of such Change in Control and ending eighteen (18) months after the effective date of such Change in Control, Employee’s employment with the Company is terminated either (A) by the Company without Cause (not including death or Disability) or (B) by Employee for Good Reason (not including death or Disability), then, without further action by Employee or the Company, Employee shall be entitled to the benefits set forth below:

(a)           Employee shall be entitled to receive a lump sum cash payment in an amount equal to one hundred fifty percent (150%) of Employee’s Annual Pay (as defined below), payable on the Effective Date specified in the Release (as defined below) delivered by Employee to the Company following such Change in Control.  The foregoing payments shall be subject to standard deductions and withholdings.

(b)           Assuming the Employee timely and accurately elects to continue his health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Employee for the COBRA expenses he pays on behalf of himself and his family until the earliest of (i) the end of the 12 month period following Employee’s termination, (ii) the expiration of the Employee’s continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage or (iii) the date the Employee becomes eligible for health insurance benefits of a subsequent employer.

3.             Release.  Notwithstanding the foregoing, the Employee shall not receive any of the severance payments or benefits set forth under Sections 1 and/or 2, unless upon Employee’s termination of employment, the Employee furnishes the Company with an effective waiver and release of claims (the “Release”) in a form acceptable to the Company and substantially as attached hereto as Exhibit A.  If a majority of the Board of Directors of the Company (the “Board”) determines in good faith that the Employee has breached any provision of his Proprietary Information and Inventions Agreement with the Company or any provision of this Agreement, the Employment Agreement (as defined below) or the Release, the Company shall be excused from the obligation to provide any severance payment under Sections 1 and/or 2 and the Company shall be entitled to full recovery of any severance payment already provided to the Employee under Sections 1 and/or 2.

4.             Definitions.  For purposes of this Agreement, capitalized terms used herein shall have the following meanings:

(a)           “Annual Pay” shall mean the sum of the Employee’s (i) base salary in effect on the date of termination and (ii) the last annual bonus paid to the Employee by the Company prior to the date of termination.

(b)           “Cause” means the occurrence of any of the following:  (i) the Employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) the Employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) the Employee’s intentional and material violation of any contract or agreement between the Employee and the Company or any statutory duty owed to the Company; (iv) the Employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets or (v) the Employee’s gross misconduct.  The determination that a termination is for Cause shall be made by the Company in its discretion.  Any determination by the Company that the employment of the Employee was terminated by reason of dismissal without Cause for the purposes of determining benefits under this Agreement shall have no impact upon any determination of the rights or obligations of the Company or such Employee for any other purpose.

(c)           “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            any Exchange Act Person (as defined in the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”)) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership (as defined in the Plan) held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)           there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity (as defined in the Plan) in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)         the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv)          there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries (as defined in the Plan), other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)            individuals who, on the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

(d)           “Disability” shall mean Employee’s failure or inability, for reasons of health, to perform Employee’s usual and customary duties on behalf of the Company in the usual and customary manner for a total of more than ninety (90) consecutive business days (excluding Saturdays, Sundays and holidays (days during which the Company is closed due to a recognized holiday)).

(e)           “Good Reason” shall mean the occurrence of any of the following events or conditions:  (i) (A) a change in the Employee’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from the Employee’s status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; (B) the assignment to the Employee of any duties or responsibilities which are inconsistent with the Employee’s status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or (C) any removal of the Employee from or failure to reappoint or reelect the Employee to any of such offices or positions (unless such removal or failure to reappoint or reelect is (1) in connection with the termination of the Employee’s employment for Cause, (2) as a result of the Employee’s Disability or death, or (3) by the Employee other than as a result of termination for Good Reason); (ii) a reduction in the Employee’s annual base compensation; or (iii) the Company’s requiring the Employee to relocate to any place outside a fifty (50) mile radius of the Employee’s current work site, excluding in any event reasonably required travel on the business of the Company or its affiliates. Notwithstanding the foregoing, in no event shall Good Reason be satisfied solely because the Employee retains the same position held prior to the Change in Control but in a distinct legal entity or business unit of a larger entity following the Change in Control.

5.             Golden Parachute Taxes.  If any payment or benefit Employee would receive pursuant to a Change in Control from the Company or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs):  reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock awards unless Employee elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

6.             Application of Code Section 409A.  If the Company determines that any of the Payments fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, the Payments shall be accelerated to the minimum extent necessary so that such Payments are not subject to the provisions of Section 409A(a)(1) of the Code (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to the Payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule”).  However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.  The Board may attach conditions to or adjust the amounts paid pursuant to this Section 6 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 6; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

7.             General Provisions.

(a)           This Agreement shall be governed by the laws of the State of California (without regard to principles of conflict of laws).

(b)           Any notice, demand or request required or permitted to be given by either the Company or Employee pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at such addresses as have been previously furnished by the Parties or such other address as a Party may request by notifying the other in writing.

(c)           The rights and obligations of Employee under this Agreement may not be transferred or assigned without the prior written consent of the Company.

(d)           This Agreement is meant to supplement the terms of stock option agreement(s) or other agreement(s) pursuant to which Employee acquired the Options, as well as any written employment agreement between the Company and Employee, including Employee’s employment agreement with the Company dated June 2, 2003 (the “Employment Agreement”).  To the extent that the terms and conditions of this Agreement regarding payment of severance benefits are inconsistent with those found in the Employment Agreement, the terms and conditions of this Agreement shall be controlling.  Notwithstanding the foregoing, the parties acknowledge and agree that if Employee is terminated without “cause” and the termination is not during the period beginning one (1) month prior to the effective date of a Change in Control and ending eighteen (18) months after the effective date of a Change in Control, the terms of the Employment Agreement (including the definition of cause set forth therein) shall govern the payment of any severance benefits to Employee in connection with such termination.

(e)           Any Party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Agreement.  The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(f)            Employee agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(g)           In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(h)           This Agreement, in whole or in part, may be modified, waived or amended upon the written consent of the Company and Employee.

(i)            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the undersigned have set their hand as of the date first above written.

EMPLOYEE	SENOMYX, INC.

/s/ R. Kent Snyder	By:	/s/ Harry J. Leonhardt

R. Kent Snyder	Name:	Harry J. Leonhardt

	Title:	Senior Vice President, General
Counsel and Corporate Secretary

[SIGNATURE PAGE TO CHANGE IN CONTROL AGREEMENT]

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Change in Control Agreement dated October 10, 2006, between Senomyx, Inc. (the “Company”) and R. Kent Snyder (“Employee”), to which this form is attached, Employee hereby furnishes the Company with the following release and waiver.

Employee hereby releases, and forever discharges the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including Employee’s employment termination date with respect to any claims relating to Employee’s employment and the termination of Employee’s employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Federal Americans with Disabilities Act or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.  Notwithstanding the above, this Release and Waiver does not release any claims Employee may have (i) for indemnification pursuant to and in accordance with the applicable statutes and the applicable terms of the charters, articles of incorporation or bylaws of the Company or under any indemnification agreements or insurance coverage, (ii) in vested pension and retirement benefits under the terms of qualified employee pension benefit plans, (iii) for accrued benefits under the terms of applicable employment agreements or employee benefit plans, and (iv) for any claims under any state Workers’ Compensation laws and any state unemployment benefits laws.

Employee also acknowledges that Employee has read and understood Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims Employee may have against the Company.

Employee acknowledges that, among other rights, Employee is waiving and releasing any rights Employee may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled as an employee of the Company.  Employee further acknowledges that Employee has been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the waiver and release granted herein does not relate to claims which may arise after this release and waiver is executed; (b) Employee has the right to consult with an attorney prior to executing this release and waiver (although Employee may choose voluntarily not to do so); and (c) if on the date of execution of this release and waiver Employee is age 40 or older, then (I) Employee has twenty-one (21) days from the date Employee receives this release and waiver, in which to consider this release and waiver (although Employee may choose voluntarily to execute this release and waiver earlier); and (II) Employee has seven (7) days following the execution of this release and waiver to revoke Employee’s consent to this release and waiver.  This release and waiver shall be effective as of the date of execution hereof; provided that if on the date of execution of this release and waiver Employee is age 40 or older, then this release and waiver shall not be effective until the foregoing seven (7) day revocation period has expired.  The date as of which this release and waiver is effective as aforesaid shall be deemed the “Effective Date” hereof.

Date:	By:
R. Kent Snyder